BEELINE

Beeline Appoints Veteran Public Company Executive Frank Knuettel II to Board of Directors

Strategic appointment brings deep capital markets expertise and track record of scaling early-stage companies

Providence, RI, May 15, 2025 (GLOBE NEWSWIRE) -- Beeline Holdings, Inc. (NASDAQ: BLNE), Beeline, (NASDAQ: BLNE) a next-generation digital mortgage lender focused on transforming real estate investment financing, today announced the appointment of Frank Knuettel II to its Board of Directors, effective immediately.

Mr. Knuettel brings more than two decades of executive leadership experience across dynamic, early-stage public companies in the technology and life sciences sectors. He currently serves as Chief Executive Officer of Channel Therapeutics Corporation since 2023, having started as CFO in 2022. Known for his operational discipline and M&A acumen, Mr. Knuettel has helped companies scale aggressively, including spearheading a revenue expansion at Unrivaled Brands from $10 million to $100 million annualized in just six quarters through strategic acquisitions.

“Frank’s addition to the board marks a pivotal moment in Beeline’s growth story,” said Nick Liuzza, CEO of Beeline. “His deep capital markets knowledge, proven ability to lead and scale businesses, and transactional experience across more than 15 M&A deals will be invaluable as we expand our footprint and product offerings in the investment lending market.”

Throughout his career, Mr. Knuettel has raised over $400 million in public and private capital and has held leadership roles at multiple high-growth companies, including CFO of IP Commerce, a fintech platform provider, and Chief Strategy Officer at MJardin Group. He currently serves on the board of Etheros Pharmaceuticals Corp. and has held board seats at both public and private companies.

Mr. Knuettel holds a BA with honors in Economics from Tufts University and earned his MBA in Finance and Entrepreneurial Management from The Wharton School at the University of Pennsylvania.

“I’m excited to join the Beeline board at such a dynamic time,” said Mr. Knuettel. “The company’s technology-driven approach to simplifying investment property financing has significant potential, and I look forward to supporting the team as they execute on their ambitious vision.”

About Beeline Beeline Financial Holdings, Inc. is a trailblazing mortgage fintech transforming the way people access property financing. Through its fully digital, AI-powered platform, Beeline delivers a faster, smarter path to home loans—whether for primary residences or investment properties. Headquartered in Providence, Rhode Island, Beeline is reshaping mortgage origination with speed, simplicity, and transparency at its core. The company is a wholly owned subsidiary of Beeline Holdings and also operates Beeline Labs, its innovation arm focused on next-generation lending solutions.

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